Exhibit (a)(1)(C)

VERASTEM, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 11:59 P.M., EASTERN TIME, ON MARCH 8, 2024,
UNLESS THE OFFER IS EXTENDED

Before completing and signing this election form, please make sure you received, read and understood the documents that comprise this offer to exchange certain outstanding options to purchase shares of common stock for new stock options (the “Option Exchange Program”), including (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offering Memorandum”); (2) the launch email, dated February 8, 2024, announcing this Option Exchange Program; and (3) this election form, together with its instructions, all of which are attached as exhibits to the Tender Offer Statement on Schedule TO filed by Verastem, Inc. (“Verastem” or the “Company”) with the U.S. Securities and Exchange Commission on February 8, 2024 (together, the “Offer Documents”). The Option Exchange Program is subject to the terms of these Offer Documents, as they may be amended. The Option Exchange Program provides eligible participants the opportunity to exchange eligible options to purchase shares of the Company’s common stock for an equal number of new options to purchase shares of the Company’s common stock (“New Options”) with a different vesting schedule and exercise price as set forth in Section 9 of the Offering Memorandum. This Option Exchange Program expires at 11:59 p.m., Eastern Time, on March 8, 2024 (the “expiration date”), unless extended at the Company’s sole discretion. All capitalized terms used in this election form but not defined herein shall have the meanings given in the Offering Memorandum.

PLEASE CAREFULLY REVIEW AND FOLLOW THE INSTRUCTIONS BELOW AND ATTACHED TO THIS FORM.

In accordance with the terms outlined in the Offer Documents, if you elect to exchange your Eligible Options (as defined below), the number of New Options you receive will be equal to the number of Eligible Options you exchange pursuant to the Option Exchange Program, as described in Section 2 of the Offering Memorandum. If you participate in the Option Exchange Program, you may exchange Eligible Options granted to you by Verastem that remain outstanding and unexercised by the expiration date of the Option Exchange Program, currently expected to be March 8, 2024. None of the New Options will be vested on the date of the grant. New Options issued in the Option Exchange Program in exchange for currently exercisable options will vest in two equal annual installments over a two-year period from the grant date of such New Options, generally subject to the participant’s continued employment or service with us through the applicable vesting date. New Options issued in the Option Exchange Program in exchange for unvested time-based options will vest as to 25% of the shares underlying the option beginning one-year following the grant date, with the remaining shares vesting in equal quarterly installments over the next three years, generally subject to the participant’s continued employment or service with us through the applicable vesting date. New Options issued in the Option Exchange Program in exchange for unvested performance-based options will vest on the later of achievement of the existing performance criteria (i.e., the performance criteria applicable to the stock options will not change) or the first anniversary of the grant date, generally subject to the participant’s continued employment or service with us through the applicable vesting date. If your employment with, or service to, the Company terminates for any reason before the date the New Options are granted, including a termination due to voluntary resignation, retirement, involuntary termination, layoff, death or disability, you will retain your Eligible Options subject to their existing terms and will not be eligible to receive New Options in the Option Exchange Program.

“Eligible Options” includes outstanding vested or unvested options to purchase shares of the Company’s common stock granted under the Company’s Amended and Restated 2012 Incentive Plan (the “2012 Plan”) and the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and options granted as inducement awards (“inducement awards”) to certain newly hired employees under the Company’s Inducement Award Program (the “Inducement Program”) in accordance with Nasdaq Listing Rule 5635(c)(4), that, as of February 8, 2024 had an exercise price equal to or greater than $15.00 per share, that vest based on continued service with the Company or based on the achievement of performance milestones (other than stock price hurdles); provided that any stock options non-employee directors hold as a result of their prior service to the Company (whether as an employee, executive or otherwise) are not Eligible Options. For such non-employee directors, Eligible Options only include those stock options that were granted in respect of their service on the Board.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OPTION EXCHANGE PROGRAM AS SET FORTH IN THE OFFER DOCUMENTS. Please be sure to follow the instructions, which follow.

To participate in the Option Exchange Program, you must complete and submit your election form to Verastem via email (by PDF or similar imaged document file) to: StockOptionExchange@verastem.com by 11:59 p.m., Eastern Time, on March 8, 2024 (unless we, in our sole discretion, extend the Option Exchange Program). Only responses that are properly completed, signed and actually received via email by Verastem prior to the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

If you make no election, or do not return this election form before this Option Exchange Program expires, you will retain your Eligible Options, subject to their original terms, and no New Options will be granted to you.

Please submit your initial acceptance and/or rejection by completing and submitting this election form to (by PDF or similar imaged document file) to: StockOptionExchange@verastem.com. If you choose to subsequently withdraw from the Option Exchange Program and revoke your prior election to tender your Eligible Options, please deliver the properly completed and signed Notice of Withdrawal of Election form to Verastem via email (by PDF or similar imaged document file) to: StockOptionExchange@verastem.com. The Notice of Withdrawal of Election form was previously provided to you by email and is attached as an exhibit to the Offer Documents.

If you change your mind after you have submitted an election form (e.g., choose to withdraw from the Option Exchange Program but subsequently decide to participate in the Option Exchange Program), you must deliver a new properly completed and signed election form to Verastem via email (by PDF or similar imaged document file) to: StockOptionExchange@verastem.com. See the Instructions to Election Form attached to this election form for additional information.

If (a) any of your Eligible Options are currently treated as incentive stock options (“ISOs”) for U.S. federal income tax purposes, and we extend the Exchange Offer Program beyond the original expiration date of March 8, 2024, then your Eligible Options may cease to be treated as ISOs, unless you reject the Offer by the original expiration date on March 8, 2024. Therefore, if you do not plan to tender your Eligible Options in the Exchange Offer Program and you wish to avoid the possible impact on the ISO status of your Eligible Options that would result if we extend the expiration date beyond the original expiration date of March 8, 2024, you must expressly reject this Offer by completing and submitting the Election Form before 11:59 p.m., Eastern Time, on March 8, 2024.

You may elect to exchange all of your Eligible Option grants or none of your Eligible Option grants. You may change your mind as many times as you wish, but you will be bound by the last valid election received by the Company prior to the expiration of the Exchange Offer, which shall be effective and supersede any prior election forms you submit.

Please check the appropriate box:

☐  Yes, I wish to participate in the Option Exchange Program as to ALL of my Eligible Option grants.

All of my Eligible Options will be cancelled irrevocably on the cancellation date, currently expected to be March 11, 2024.

OR

☐ No, I wish to REJECT the offer with respect to all of my Eligible Option grants.

If I previously have accepted the offer with respect to some or all of my Eligible Options, this will act as a withdrawal of that acceptance and I will not participate in the Option Exchange Program.

I understand that this election form will replace in its entirety any election I previously submitted.

SUBMIT THIS ELECTION FORM NO LATER THAN 11:59 P.M., EASTERN TIME,
ON MARCH 8, 2024 (UNLESS THE OFFER IS EXTENDED).

Election Terms & Conditions

By signing and submitting this Election Form, I acknowledge and agree that:

1.            I agree that my decision to accept or reject the Option Exchange Program with respect to my Eligible Options is entirely voluntary and is subject to the terms and conditions of the Offer Documents, including the Offering Memorandum.

2.            I understand that I may change my election at any time by completing and submitting a new election form no later than 11:59 p.m., Eastern Time, on March 8, 2024 (unless the Option Exchange Program is extended in the Company’s sole discretion), and that any election form submitted and/or received after such time will be void and of no force or effect.

3.            If my employment or other service with Verastem or its subsidiaries terminates before the Option Exchange Program expires, I understand that my exchange election will be cancelled and I will not receive the New Option grant. I understand that, if this occurs, no changes will be made to the terms of my current stock options and such stock options will be treated as if I had declined to participate in the Option Exchange Program.

4.            I understand and agree that if my employment or other service (as applicable) with Verastem or any of its subsidiaries ends for any reason (whether or not in breach of local labor laws) after I receive the New Option grant, my exchange election will have been processed and my New Option grant will have the applicable terms and conditions, including the vesting requirements and schedule, as described in the Offering Memorandum. I further understand and agree that if I leave Verastem prior to the vesting of New Options, my New Options may be forfeited.

5.            I agree that decisions with respect to future grants under any Verastem equity compensation plan or inducement program will be at the sole discretion of Verastem.

6.            I agree that: (i) the Option Exchange Program is discretionary in nature and may be suspended or terminated by Verastem, in accordance with the terms set forth in the Offer Documents, at any time prior to the expiration of the Option Exchange Program; (ii) Verastem may, at its discretion, refuse to accept my election to participate; and (iii) the Option Exchange Program is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

7.            I agree that: (i) the value of any New Options and participation in the Option Exchange Program made pursuant to the Option Exchange Program is an extraordinary item of income which is outside the scope of my employment contract or other service contract, if any and (ii) the value of any New Options granted pursuant to the Option Exchange Program is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

8.            Neither my participation in the Option Exchange Program nor this election will be construed so as to grant me any right to remain in the employ of (or other service relationship with) Verastem or any of its subsidiaries and will not interfere with the ability of Verastem or any of its subsidiaries to terminate my employment or other service relationship at any time with or without cause (subject to the terms of my employment contract or other service contract, if any).

9.          I understand that the future value of the shares of Verastem’s common stock underlying the New Options is unknown and cannot be predicted with certainty.

10.          I acknowledge and agree that none of Verastem or a subsidiary or affiliate of Verastem, or any of their respective employees, directors or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my Eligible Options and that I am not relying on any information or representation in accepting or rejecting the offer, other than any information contained in the Offer Documents.

11.          I agree that participation in the Option Exchange Program is governed by the terms and conditions set forth in the Offer Documents and this election form. I acknowledge that I have received the Offer Documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making this election and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of Verastem upon any questions relating to the Option Exchange Program and this election form will be given the maximum deference permitted by law.

12.          I agree that the terms of the New Options, if any, that I receive pursuant to the Option Exchange Program will be subject to the terms and conditions of the applicable New Option agreement, including any or all federal, state and local income tax, social insurance and social security liabilities or premium, payroll tax or other tax-related withholding.

13.          I understand and agree that the Option Exchange Program and the New Options granted pursuant to the Option Exchange Program are governed by the laws of the State of Delaware.

14.          I may receive certain future confirmation letters or other communications from Verastem in connection with the Option Exchange Program, including a communication confirming that Verastem has received the election form and a communication regarding whether Verastem ultimately accepts or rejects this election form. If I do not receive a confirmation from Verastem, I understand that it is my responsibility to ensure that my election form has been received no later than 11:59 p.m., Eastern Time, on March 8, 2024. I understand that only responses that are properly completed, signed (electronically or otherwise), dated and actually received by Verastem by the deadline will be accepted.

(Election and Signature are Required)

☐  I acknowledge and agree with the terms and conditions stated above and as set forth in the Offer Documents comprising this Option Exchange Program.

Eligible Holder Signature	Date

Eligible Holder Name (Please Print)	Eligible Holder Email Address

[Signature Page to the Election Form]

 Instructions to election form

1.	EXPIRATION TIME. The Exchange Offer and any rights to tender or to withdraw a tender of Eligible Options expire at 11:59 p.m., Eastern Time, on March 8, 2024. If we extend the Offer, you may withdraw your Eligible Option grants at any time until the extended expiration date. In addition, although we intend to accept all validly tendered Eligible Options promptly after the expiration of the Offer, due to certain requirements under U.S. securities laws, if we have not accepted your Eligible Options by 11:59 p.m., Eastern Time, on March 8, 2024, you may withdraw your Eligible Options at any time thereafter but prior to our acceptance.

2.	DELIVERY OF ELECTION FORM. If you intend to tender Eligible Options under the Option Exchange Program, a signed copy of the election form must be received by Verastem before 11:59 p.m., Eastern Time, on March 8, 2024 (or such later date as may apply if the Option Exchange Program is extended) by the following means:

•	Via email (by PDF or similar imaged document file) to: StockOptionExchange@verastem.com.

Your election form will be effective only upon receipt by us. You are responsible for making sure that your election form is delivered to the electronic mail address indicated above. You must allow for sufficient time to complete and deliver the election form to ensure that we receive your election form on time.

You are not required to tender your Eligible Options for exchange. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange and grant you New Options.

3.	WITHDRAWAL OF ELECTION. Tenders of Eligible Options made under the Option Exchange Program may be withdrawn at any time before 11:59 p.m., Eastern Time, on March 8, 2024, unless we, in our sole discretion, extend the expiration date, in which case withdrawals must be received before such later expiration date and time.

To withdraw tendered Eligible Options, you must deliver a properly completed and signed Notice of Withdrawal via email (by PDF or similar imaged document file) to: StockOptionExchange@verastem.com.

If you wish to rescind a withdrawal election, you must resubmit your election form before the expiration date by following the procedures described in Instruction 2 above and submitting your election form by email.

4.	SIGNATURES. Please sign and date the election form. Except as described in the following sentence, this election form must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable stock option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form.

5.	REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Option Exchange Program (including requests for additional or hard copies of the Offer Documents or the election form) should be directed via email to: StockOptionExchange@verastem.com.

6.	IRREGULARITIES. Verastem will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options for exchange. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Holder before the expiration date. No Eligible Options will be accepted for exchange until the Eligible Holder exchanging the Eligible Options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.

7.	ALTERNATIVE, CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

8.	IMPORTANT TAX INFORMATION. You should refer to Section 14 of the Offering Memorandum included in the Offer Documents, which contains important U.S. federal tax information. We encourage you to consult with your own financial and tax advisors if you have questions about your financial or tax situation.